SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1)(1)(2)


                                Media 100, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                            Common Stock, $.01 par
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   58440W105
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                 May 14, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) This Schedule 13G/A is being filed to report information about common stock par value $.01 of Media 100, Inc. that may be deemed to be beneficially owned by CCM Master Fund, Ltd.; Coghill Capital Management, L.L.C. and Clint D. Coghill. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C.; an entity that serves as the investment manager of CCM Master Fund, Ltd.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    58440W105
             ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CCM Master Fund, Ltd. (3)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,603,158

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,603,158

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,603,158

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.89%

12.  TYPE OF REPORTING PERSON*

     OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    58440W105
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Coghill Capital Management, L.L.C. (3)(4)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,603,158

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,603,158

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,603,158

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.89%

12.  TYPE OF REPORTING PERSON*

     OO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    58440W105
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Coghill, Clint D. (3)(4)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,603,158

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,603,158

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,603,158

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.89%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   58440W105
            ---------------------


Item 1(a).  Name of Issuer:


            Media 100, Inc.

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            450 Donald Lynch Blvd.
            Marlborough, MA 01752

            --------------------------------------------------------------------


Item 2(a). - (c). Name, Principal Business Address, and Citizenship of
                  Persons Filing:


            Coghill Capital Management, L.L.C.
            One North Wacker Drive - Suite 4725
            Chicago, IL 60606

            CCM Master Fund, Ltd. - Cayman Islands
            Coghill Capital Management, L.L.C. - Delaware
            Coghill, Clint D. - United States of America

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock $.01 Par Value

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            58440W105

            --------------------------------------------------------------------


Item 3. If This Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b)or
(c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:

           CCM Master Fund, Ltd. - 2,603,158;
           Coghill Capital Management, L.L.C. - 2,603,158;
           Coghill, Clint D. - 2,603,158

          ----------------------------------------------------------------------

     (b)   Percent of class:

           CCM Master Fund, Ltd. - 19.89%;
           Coghill Capital Management, L.L.C. - 19.89%;
           Coghill, Clint D. - 19.89%

          ----------------------------------------------------------------------

     (c)   Number of shares as to which CCM Master Fund, Ltd. has:

          (i)   Sole power to vote or to direct the vote
                                                                     0
                                                                ---------------,


          (ii)  Shared power to vote or to direct the vote
                                                                 2,603,158
                                                                ---------------,


          (iii) Sole power to dispose or to direct the
                disposition of
                                                                     0
                                                                ---------------,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                                                 2,603,158
                                                                ---------------.

           Number of shares as to which Coghill Capital Management, L.L.C. has:

          (i)   Sole power to vote or to direct the vote
                                                                     0
                                                                ---------------,


          (ii)  Shared power to vote or to direct the vote
                                                                 2,603,158
                                                                ---------------,


          (iii) Sole power to dispose or to direct the
                disposition of
                                                                     0
                                                                ---------------,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                                                 2,603,158
                                                                ---------------.


------------------------------------------------------------------------------

           Number of shares as to which Coghill, Clint D. has:

          (i)   Sole power to vote or to direct the vote
                                                                    0
                                                                ---------------,

          (ii)  Shared power to vote or to direct the vote
                                                                 2,603,158
                                                                ---------------,

          (iii) Sole power to dispose or to direct the
                disposition of
                                                                     0
                                                                ---------------,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                                                 2,603,158
                                                                ---------------,

------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A

         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A

         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

         -----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Footnotes - Explanation of Responses:

(3) The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(4) Principal of the investment manager to the investment management entity in whose account the reported securities are held.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             May 23, 2003
                                    ----------------------------------------
                                                  (Date)


                                    CCM Master Fund, Ltd.
                                    Coghill Capital Management, L.L.C.
                                    Coghill, Clint D.

                                      By:  /s/ Clint D. Coghill
                                   ------------------------------------------
                                    Clint D. Coghill, Managing Member of
                                    Coghill Capital Management, L.L.C.,
                                    investment manager to CCM Master Fund, Ltd.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                     Exhibit A


                                   AGREEMENT

The undersigned agree that this schedule 13G/A dated May 23, 2003 relating to the Common Stock of Media 100, Inc. shall be filed on behalf of the undersigned.

                                          /s/ Clint D. Coghill
                                          --------------------
                                          CCM Master Fund, Ltd.
                                          Coghill Capital Management, L.L.C.
                                          Coghill, Clint D.





02921.0001 #406651